Exhibit 99.1

Edge Therapeutics Receives FDA Fast Track Designation for EG-1962 for the Treatment of Subarachnoid Hemorrhage

Initiation of Phase 3 NEWTON 2 Study on Track for Mid-2016

BERKELEY HEIGHTS, N.J. – May 13, 2016 – Edge Therapeutics, Inc. (Nasdaq: EDGE), a clinical-stage biotechnology company developing novel hospital-based therapies for the management of acute, life-threatening conditions, today announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation to its investigational product EG-1962 for the treatment of subarachnoid hemorrhage (SAH).

“We are very pleased that FDA has granted Fast Track designation for EG-1962 for the treatment of SAH,” said Brian A. Leuthner, Edge’s Chief Executive Officer. “The FDA Fast Track designation builds upon the orphan drug designations EG-1962 received from both the FDA and European Commission last year, and provides us with even more momentum to address the significant unmet medical needs in the treatment of aneurysmal subarachnoid hemorrhage (aSAH), also known as a ruptured brain aneurysm. We look forward to working closely with the regulatory authorities to rapidly advance the availability of EG-1962 for patients that suffer this life-threatening and catastrophic event.”

Edge expects to begin enrollment in mid-2016 in NEWTON 2, a pivotal Phase 3 multi-center, multi-national, randomized, double-blind, placebo-controlled, parallel-group study to evaluate the efficacy and safety of EG-1962 versus the standard of care, oral nimodipine, in adults with aSAH. Patients will be enrolled in North America, Europe, Israel and Australasia.

The Fast Track designation, established under the FDA Modernization Act of 1997, is designed to facilitate the development and expedite the review of drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. FDA may consider a "rolling review" of completed sections of the New Drug Application (NDA) before the complete application is submitted. Fast Track designation drugs ordinarily qualify for priority review, thereby expediting the FDA review process.

About EG-1962
EG-1962 is a novel polymeric nimodipine microparticle containing nimodipine suspended in a diluent of sodium hyaluronate that utilizes Edge’s proprietary PrecisaTM development platform and that is designed to improve patient outcomes following aSAH. In addition to Fast Track designation, EG-1962 has been granted orphan drug designation by the FDA and the European Commission.

About aSAH
An aneurysmal subarachnoid hemorrhage, or aSAH, is a brain hemorrhage after which blood from a ruptured aneurysm enters the subarachnoid space, the area between the middle and deepest protective layers of the brain. Approximately 600,000 individuals worldwide suffer an aSAH annually. In the U.S., approximately 35,000 aSAH patients, with an average age of 52, arrive alive at the hospital each year, and approximately 75 percent of these patients die or suffer permanent brain damage.

About Edge Therapeutics, Inc.
Edge Therapeutics, Inc. (Edge) is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms for the management of acute, life-threatening neurological conditions. EG-1962, Edge’s lead product candidate, has the potential to fundamentally improve patient outcomes and transform the management of aneurysmal subarachnoid hemorrhage, or aSAH, which is bleeding around the brain due to a ruptured brain aneurysm. For additional information about Edge, please visit www.edgetherapeutics.com.

Forward-Looking Statements
Any statements in this press release that are not historical in nature contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to Edge’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of Edge’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond Edge’s control) as described under the heading “Risk Factors” in Edge’s filings with the United States Securities and Exchange Commission. Edge assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

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Investor Contact:
Andrew J. Einhorn
Edge Therapeutics, Inc.
Tel: 1-800-208-EDGE (3343)
Email: aeinhorn@edgetherapeutics.com

Media Contact:
Laura Bagby
6 Degrees
Tel: 312-448-8098
Email: lbagby@6degreespr.com